Exhibit 99.1

Professional Diversity Network, Inc. Announces Second Quarter 2014 Financial Results

CHICAGO – August 14, 2014 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (NASDAQ:IPDN), ("PDN" or the "Company") an Internet software and services company specializing in diversity recruitment resources for corporations, government agencies and job seekers, announced today its quarterly financial results for the quarter ended June 30, 2014.

Highlights include:

•	Total revenue recognized for fiscal second quarter of 2014 grew 5.7% as compared to the second quarter of 2013, from $977,000 to $1,032,000 respectively;

•
Direct sales bookings increased for the fourth consecutive quarter to $802,000 representing a 663% increase over the second quarter of 2013. Second quarter 2014 direct sales bookings include $225,000 from our events division;

•	Launch of new AudioEye, Inc. cloud-based solution to provide internet application accessibility to persons with disabilities.

Second Quarter 2014 Financial Results
For the quarter ended June 30, 2014, the Company reported total revenues of $1,032,000, a 5.7% increase from $977,000 in the same period one-year prior, attributable primarily to an increase in revenue from direct sales, offset by a decrease in our LinkedIn revenue.

The Company reported a comprehensive net loss in the fiscal second quarter of 2014 of ($488,000). This is compared to a comprehensive net loss of ($142,000) in the same period one-year prior, attributable primarily to increases in the costs of building a direct salesforce and costs directly related to the Career Events division. In addition the Company recognized a benefit of over $200,000 in the second quarter of 2013 due to the decrease in fair value of its outstanding warrant liabilities.

Total operating expenditures during the second quarter of 2014 increased by 29% compared to the same period one year prior, from $1,411,000 to $1,825,000 attributable primarily to the investment we made in our direct salesforce, the costs of being a public company and costs of operating our career events division acquired in the third quarter of 2013.

Comprehensive net loss per share for the quarter ended June 30, 2014 was $0.08/share, compared to a comprehensive net loss in the first quarter one-year prior of $0.02/share.

Loss from operations during the fiscal second quarter of 2014 was ($792,000) compared to ($434,000) in the second quarter one year prior, attributable to our investment in our Sales and Marketing team and costs of being a public company.

As of June 30, 2014 total assets were $22,214,000, an increase from $22,020,000 that the Company reported at December 31, 2013, attributable to a combination of operating losses incurred by the Company and the capitalization of certain software license agreements that the Company entered into as of June 30, 2014.

“We are excited about the continued growth of our direct sales, additional gains in registered users and the new products we are unveiling to our customers and potential customers. We will be discussing the details of our quarter on the forthcoming conference call this afternoon," said Professional Diversity Network's CEO James Kirsch.

The Company will be hosting a conference call to discuss its full financial results as follows:

Second Quarter 2014 Financial Results Conference Call Details:
Date:	Thursday, August 14, 2014
Time:	4:30PM Eastern / 1:30PM Pacific
Participant Dial-In:	877-407-9205 (Toll Free), 201-689-8054 (International)

It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30PM Eastern call. There will also be an archived recording of the conference call available under the Investor Relations section of the Company website at http://investor.prodivnet.com.

Professional Diversity Network, Inc.
Condensed Statements of Comprehensive Loss (Unaudited)
For the Three Months Ended June 30, 2014 and 2013

	Three Months Ended June 30,
	2014	2013
Revenues
Recruitment services	$585,106	$556,111
Consumer advertising and consumer marketing solutions revenue	447,181	420,809
Total revenues	1,032,287	976,920

Costs and expenses:
Cost of services	395,754	247,005
Sales and marketing	763,083	576,018
General and administrative	572,018	527,048
Depreciation and amortization	93,648	60,563
Total costs and expenses	1,824,503	1,410,634

Loss from operations	(792,216)	(433,714)

Other income (expense)
Interest and other income	1,010	9,132
Other income (expense), net	1,010	9,132
Change in fair value of warrant liability	(30,277)	200,495
Loss before income taxes	(821,483)	(224,087)
Income tax (benefit) expense	(333,322)	(90,925)
Net loss	$(488,161)	$(133,162)

Other comprehensive (loss) income:
Net loss	(488,161)	(133,162)
Unrealized gains on marketable securities	-	(8,799)
Comprehensive loss	$(488,161)	$(141,961)

Net loss per common share, basic and diluted	$(0.08)	$(0.02)

Shares used in computing pro forma net loss per common share:
Basic and diluted	6,313,717	6,318,227

Pro-forma computation related to conversion to a C corporation upon completion of initial public offering:
Historical pre-tax net loss before taxes	$(821,483)	$(224,087)
Pro-forma tax (benefit) provision	(333,322)	(90,925)
Pro-forma net loss	$(488,161)	$(133,162)
Pro-forma loss per share - basic and diluted
Unaudited pro-forma loss per share	$(0.08)	$(0.02)
Weighted average number of shares outstanding	6,313,717	6,318,227

Professional Diversity Network, Inc. Condensed Balance Sheets (Unaudited) June 30, 2014 and December 31, 2013

	June 30,	December 31,
	2014	2013

Current Assets:
Cash and cash equivalents	$5,609,138	18,736,495
Accounts receivable	1,542,643	1,218,112
Short-term investments	11,876,078	-
Prepaid expenses and other current assets	331,882	99,094
Total current assets	19,359,741	$20,053,701

Property and equipment, net	55,957	54,781
Security deposits	12,644	12,644
Prepaid license fee	450,000	-
Capitalized technology, net	616,296	692,511
Goodwill	735,328	735,328
Trade name	90,400	90,400
Deferred tax asset	893,421	380,832
Total assets	$22,213,787	$22,020,197

Current Liabilities:
Accounts payable	306,581	222,961
Accrued expenses	710,239	188,462
Deferred revenue	1,377,015	1,024,420
Warrant liability	71,689	85,221
Total current liabilities	$2,465,524	$1,521,064

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value, 25,000,000 shares authorized, 6,318,227 shares issued and 6,316,027 shares outstanding as of March 31, 2014 and December 31, 2013	63,182	63,182
Additional paid in capital	21,909,289	21,883,593
Accumulated deficit	(2,187,091)	(1,436,387)
Treasury stock, at cost; 2,200 shares at March 31, 2014 and December 31, 2013	(37,117)	(11,255)
Total stockholders' equity	19,748,263	20,499,133

Total liabilities and stockholders' equity	$22,213,787	$22,020,197

About Professional Diversity Network

Professional Diversity Network (PDN) develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. PDN’s networking communities harness its relationship recruitment methodology to facilitate and empower professional networking within common affinities. PDN believes that those within a common affinity often are more aggressive in helping others within their respective group progress professionally. PDN operates these relationship recruitment affinity groups within the following sectors: Women, Hispanic Americans, African Americans, Asian Americans, Disabled, Military Professionals, Lesbians, Gay, Bisexual and Transgender (LGBT) and Student and Graduates seeking to transition from education to career. The online platform of PDN provides employers a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

CONTACT: Professional Diversity Network, Inc.
         David Mecklenburger, CFO
         312-614-0944
         dmecklenburger@prodivnet.com

         Capital Markets Advisor
         Merriman Capital, Inc.
         Alexandra Petek
         Director of Client Services
         415-248-5681
         apetek@merrimanco.com

Professional Diversity Network, Inc.